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                                    SKYLINE FUNDS
                         SKYLINE SPECIAL EQUITIES PORTFOLIO

                           INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT, dated as of the 28th day of May, 1998, made and entered into by and between SKYLINE FUNDS, a Massachusetts business trust (the "Fund") on behalf of Skyline Special Equities Portfolio (the "Portfolio"), and SKYLINE ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Adviser").

     In consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

     1. ENGAGEMENT OF THE ADVISER. The Adviser shall manage the investment and reinvestment of the assets of the Portfolio. The Adviser shall determine which investments shall be made or disposed of by the Portfolio and shall effect such acquisitions and dispositions, all in furtherance of the Portfolio's investment objective and policies, subject to the overall control and supervision of the Fund's board of trustees, for the period and on the terms set forth in this Agreement.

          The Adviser is authorized to place the Portfolio's portfolio transactions with securities broker-dealers and futures commission merchants and to negotiate the terms of such transactions, including brokerage commissions, on behalf of the Portfolio. The Adviser is authorized to exercise discretion within the Fund's policy concerning allocation of its brokerage business, as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934. The Adviser shall report on such activities to the Fund's board of trustees and shall submit such reports and other information thereon as the Fund's board of trustees shall from time to time request. The Adviser shall provide certain other services to the Fund in connection with the Fund's ongoing administration and operation.

     2. COMPLIANCE WITH APPLICABLE REQUIREMENTS. This Agreement will be performed in accordance with the requirements of the Investment Company Act of 1940 (the "Act") and the Investment Advisers Act of 1940 and the rules and regulations under such acts, to the extent that the subject matter of this Agreement is within the purview of such acts and such rules and regulations. The Adviser will assist the Fund in complying with the requirements of the Act and the Securities Act of 1933, as amended (the "1933 Act") and the rules and regulations under such acts, and in qualifying as a regulated investment company under the Internal Revenue Code and applicable regulations of the Internal Revenue Service thereunder. In carrying out its obligations under this Agreement the Adviser shall at all times conform to the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund, the provisions of the currently effective Registration Statement
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          of the Fund under the Act and the 1933 Act, and any other applicable provisions of state or federal law.

     3. EXPENSES TO BE PAID BY THE ADVISER. The Adviser shall furnish, at its own expense, office space to the Fund and all necessary office facilities, equipment, and personnel for managing the assets of the Portfolio, providing shareholder servicing and providing general administrative services to the Portfolio and to the Fund. The Adviser shall also assume and pay all other ordinary costs and expenses incurred by it in connection with managing the assets of the Fund; all ordinary accounting, auditing and legal services, clerical and statistical services, administrative costs and advisory fees (except to the extent payable by the Fund pursuant to Section 4); any compensation of officers and employees of the Fund; all costs attributable to shareholder and investor services relating to the Portfolio (including, without limitation, telephone and personnel expenses and the charges, if any, of third parties performing such services); all expenses of marketing shares of the Portfolio; all expenses of maintaining the registration of shares of the Portfolio under the 1933 Act and of qualifying and maintaining qualification of shares of the Portfolio under the securities laws of such United States jurisdictions as the Fund may from time to time reasonably designate (except to the extent payable by the Fund pursuant to Section 4); and all expenses of determining daily price computations, placing of portfolio transaction orders, and performing related bookkeeping services. The Adviser shall pay all charges of depositories, custodians, and other agencies for the safekeeping and servicing of the Fund's cash, securities, and other property and of the Fund's transfer, dividend disbursing, and redemption agents and registrars, if any; insurance expenses; all compensation of trustees who are "interested persons" of the Fund as defined in the Act and all expenses incurred in connection with their services to the Fund; all expenses of publication of notices and reports to the Fund's shareholders; all expenses of proxy solicitations of the Fund or its board of trustees; and all expenses of maintaining the Fund's existence and maintaining the registration of the Fund under the Act.

     4. EXPENSES TO BE PAID BY THE FUND. Expenses borne by the Fund, as described below, attributable to the Portfolio are charged against the Portfolio. Other expenses of the Fund are allocated among its portfolios on a reasonable basis as determined by the Fund's board of trustees. The Fund shall pay all fees and expenses incurred in connection with the services to the Fund of trustees who are not "interested persons" of the Fund as defined in the Act; all initial offering and organizational expenses of the Fund, including typesetting of the Fund's initial prospectus, legal and accounting expenses, initial registration under the Act, and initial 1933 Act registration; all taxes and fees payable to federal, state, or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all interest charges; and any extraordinary costs or expenses such as legal accounting, or other cost or expenses not incurred in the course of the Fund's ongoing


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          operation.  In addition to the payment of the foregoing expenses the
          Fund shall also pay all brokers' commissions and other portfolio transaction costs.

     5. LIMITATION OF EXPENSES. During the term of this Agreement, the total expenses of the Portfolio, exclusive of extraordinary costs or expenses such as legal, accounting, or other costs or expenses not incurred in the course of the Fund's ongoing operation, but including fees paid to the Adviser pursuant to paragraph 6 below, shall not in any fiscal year exceed the annual rate of 1.75% of the average daily net asset value of the Portfolio, and the Adviser agrees to pay any excess expenses or to reimburse the Portfolio for any sums expended for such expenses in excess of that amount. Such payment, if any, will be paid on a monthly basis. Brokers' commissions and other charges relating to the purchase and sale of securities shall not be regarded as expenses for this purpose.

     6. COMPENSATION OF THE ADVISER. For the services to be rendered and as full reimbursement for all expenses of the Fund to be paid by the Adviser pursuant to this Agreement, the Portfolio shall pay to the Adviser a monthly fee computed on the basis of the average daily net asset value of the Portfolio at the following annual rates: (i) 1.50% of the first $200 million of average daily net assets; (ii) 1.45% of the next $200 million of average daily net assets; (iii) 1.40% of the next $200 million of average daily net assets; and (iv) 1.35% of average daily net assets in excess of $600 million. The fee for each calendar month or portion thereof shall be payable on the first business day of the next month.

     7. SERVICES OF THE ADVISER NOT EXCLUSIVE. The services of the Adviser to the Fund hereunder are not to be deemed exclusive. The Adviser shall be free to render similar services to others and engage in other activities. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way.

     8. SERVICES OTHER THAN AS THE ADVISER. The Adviser or its affiliates may act as broker for the Fund in connection with the purchase or sale of securities by or for the Fund if and to the extent permitted by procedures adopted from time to time by the Fund's board of trustees. Such brokerage services are not within the scope of the duties of the Adviser under this Agreement and, within the limits permitted by law and the Fund's board of trustees, the Adviser may receive brokerage commissions, fees, or other remuneration from the Fund for such service in addition to its fee for services as the Adviser. Within the limits permitted by law, the Adviser may receive compensation from the Fund for other services performed by it for the Fund which are not within the scope of the duties of the Adviser under this Agreement.

     9. LIMITATION OF LIABILITY OF THE ADVISER. The Adviser shall not be liable to the Fund or its shareholders for any loss suffered by the Fund or its shareholders from or as


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          a consequence of any act or omission of the Adviser, or of any of the directors, officers, employees, or agents of the Adviser, in connection with, pursuant to or arising out of investment advisory or portfolio investment services under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of such investment advisory or portfolio investment duties or by reason of reckless disregard by the Adviser of such investment advisory or portfolio investment obligations and duties under this Agreement.

          With respect to all other services rendered under this Agreement, the Adviser shall not be liable to the Fund or its shareholders for any loss suffered by the Fund or its shareholders from or as a consequence of any act or omission of the Adviser, or of any of the directors, officers, employees or agents of the Adviser, except by reason of willful misfeasance, bad faith, gross negligence or negligence on the part of the Adviser in the performance of such other duties or by reason of reckless disregard by the Adviser of such other obligations or duties.

     10. DURATION AND RENEWAL. This Agreement has been approved on behalf of the Portfolio by a majority of those trustees of the Fund who are not "interested persons" (as defined in the Act) of the Fund or of the Adviser, voting in person at a meeting called for the purpose of voting on such approval. Unless terminated as provided in Section 11, this Agreement shall continue in effect until May 31, 1999, and thereafter from year to year only so long as such continuance is specifically approved at least annually by the board of trustees of the Fund, including a majority of those trustees of the Fund who are not "interested persons" (as defined in the Act) of the Fund or of the Adviser, voting in person at a meeting called for the purpose of voting on such approval.

     11. TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by the Fund's board of trustees or by a vote of the holders of a majority (as defined in the Act) of the outstanding shares of the Portfolio, upon 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon 90 days' written notice to the Fund. This Agreement shall terminate automatically (i) in the event of its assignment (as defined in the Act); and (ii) on September 25, 1998 unless it has been approved by the holders of a "majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Act) of the Portfolio on or before that date.

     12. AMENDMENT. This Agreement may not be amended without the affirmative vote of (a) a majority of those trustees who are not "interested persons" as defined in the Act of the Fund or of the Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) the holders of a majority of the outstanding shares of the Portfolio.


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     13.  GOVERNING LAW.  The terms and provisions of this Agreement shall be interpreted under and governed by the law of the State of Illinois.

     14. LIMITED LIABILITY. Any obligation of the Fund hereunder shall be binding only on the assets of the Fund (or the applicable Portfolio thereof) and shall not be binding upon any trustee, officer, employee, agent or shareholder of the Fund. Neither the authorization of any action by the trustees or shareholders of the Fund nor the execution of this Agreement on behalf of the Fund shall impose any liability upon any trustee or any shareholder.

     15. NOTICES. Any notices and communications required hereunder shall be in writing and shall be deemed given when delivered in person or when sent by first-class, registered or certified mail to the Adviser at 311 South Wacker Drive, Suite 4500, Chicago, Illinois 60606 and to the Fund at 311 South Wacker Drive, Suite 4500, Chicago, Illinois 60606, or at such address as either party may from time to time specify by notice to the other.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


ATTEST:                                      SKYLINE FUNDS



/s/ Stephen F. Kendall                  By: /s/ William M. Dutton
------------------------------------       -----------------------------
Name:     Stephen F. Kendall               Name:   William M. Dutton
Title:    Executive Vice President         Title:  President




ATTEST:                                 SKYLINE ASSET MANAGEMENT, L.P.



/s/ Stephen F. Kendall                  By: /s/ William M. Dutton
------------------------------------       -----------------------------
Name:     Stephen F. Kendall               Name:   William M. Dutton
Title:    Partner and Chief                Title:  Managing Partner and
          Operating Officer                        Chief Investment Officer


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